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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of March 24, 2000 ("Agreement Date"), by and among Neoforma.com, Inc., a Delaware corporation ("Acquirer"), EquipMD, Inc., a Georgia corporation ("Target"), and Augustacorp, Inc., a Delaware corporation that is a direct wholly-owned subsidiary of Acquirer ("Sub").

                                    RECITALS

        A. The parties intend that, subject to the terms and conditions hereinafter set forth, Target will merge with and into Sub in a statutory merger (the "Merger"), with Sub to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law") and the applicable provisions of the Georgia Business Corporation Code ("Georgia Law"). Upon the effectiveness of the Merger, all the outstanding common stock and common stock equivalents of Target will be converted into common stock and common stock equivalents of Acquirer, all in the manner and on the basis determined herein.

        B. The Merger is intended to be treated in accordance with the purchase method of accounting and as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(D) of the Code.

                NOW, THEREFORE, the parties hereto agree as follows:

                1. PLAN OF MERGER

                1.1 The Merger. A Certificate of Merger containing only the information required by Section 251(d) of the Delaware Law (the "Delaware Certificate of Merger") will be filed with the Secretary of State of the State of Delaware as soon as practicable after the Closing (as defined in Section 6.1 below). Articles of Merger containing only the information required by Section 14-2-1105 of the Georgia Law (the "Georgia Articles of Merger") will be filed with the Secretary of State of the State of Georgia as soon as practicable after the Closing (as defined in Section 6.1 below). The effective time of the Merger (the "Effective Time") will occur upon the filing of both the Delaware Certificate of Merger with the Delaware Secretary of State and the Georgia Articles of Merger with the Georgia Secretary of State, or on such other date as the parties hereto may mutually agree upon. Subject to the terms and conditions of this Agreement, Target will be merged with and into Sub in a statutory merger pursuant to this Agreement and in accordance with applicable provisions of Delaware Law and Georgia Law as follows:



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                1.1.1 Conversion of Target Capital Stock.

                        1.1.1.1 Each share of Series A Preferred Stock of Target, $.001 par value ("Series A Stock") issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters' rights have been or will be perfected in compliance with Georgia Law, will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive: (A) a fraction (the "Applicable Fraction") of a fully paid and nonassessable share of Acquirer Common Stock, $0.001 par value ("Acquirer Common Stock"), the numerator of which is 5,330,000 shares (the "Merger Consideration") and the denominator of which is the total number of shares of Target Common Stock Equivalents (as defined below) outstanding immediately prior to the Effective Time; and (B) a fraction of a fully paid and nonassessable share of Acquirer Common Stock the numerator of which is (X)(1) the sum of $1,000,000 plus 8% thereon from November 10, 1999 until Closing, $1,000,000 plus 8% thereon from November 30, 1999 until Closing and $1,000,000 plus 8% thereon from January 21, 2000 until Closing; divided by (2) the average closing price of Acquirer Common Stock on the Nasdaq National Market as reported in the Wall Street Journal for the 5 trading days ending on the first trading day prior to the date of the execution of this Agreement; and the denominator of which is (Y) the total number of shares of Series A Stock outstanding immediately prior to the Effective Time.

                        1.1.1.2 Each share of Series B Preferred Stock of Target, $.001 par value ("Series B Stock") issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters' rights have been or will be perfected in compliance with Georgia Law, will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive a fraction of a fully paid and nonassessable share of Acquirer Common Stock the numerator of which is (X)(1) the sum of $300,000 plus 7% thereon from the original issue date of the Series B Stock until Closing; divided by (2) the average closing price of Acquirer Common Stock on the Nasdaq National Market as reported in the Wall Street Journal for the 5 trading days ending on the first trading day prior to the date of the execution of this Agreement; and the denominator of which is (Y) the total number of shares of Series B Stock outstanding immediately prior to the Effective Time.

                        1.1.1.3 Each share of Common Stock of Target, $.001 par value ("Target Common Stock", and together with the Series A Stock and Series B Stock, "Target Stock") issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters' rights have been or will be perfected in compliance with Georgia Law, will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive the Applicable Fraction of a fully paid and nonassessable share of Acquirer Common Stock. For purposes of this Section, "Target Common Stock Equivalents" means the total number of shares of Target Common Stock and Series A Stock outstanding immediately prior to the Effective Time, plus the total number of shares of Target Common Stock that could be obtained through the exercise or conversion of all other outstanding rights, options, warrants and convertible securities (whether or not exercisable or convertible), in each case immediately prior to the Effective Time (including the Target Options, as defined below, but excluding Series B Stock).

                        1.1.1.4 The number of shares of Acquirer Common Stock to be issued pursuant to the provisions of this Section 1.1.1 shall be appropriately adjusted for any split, reclassification, subdivision or combination of the outstanding shares of Acquirer Common Stock or the payment of any stock dividend or other noncash distribution in respect of the Acquirer Common



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Stock occurring after the date of this Agreement and prior to the Effective
Time.

                        1.1.2 Assumptions of Options. Target has issued to employees options to purchase an aggregate of 4,277,363 shares of Target Common Stock, all of which options to purchase Target Common Stock are listed on Item
2.3 (as described in Section 2.3(b) below) (collectively, the "Target Options"). Effective at the Effective Time, Acquirer will assume all of Target Options. Each Target Option shall be converted into an option (an "Acquirer Option"), to purchase that number of shares of Acquirer Common Stock that is equal to the number of shares of Target Common Stock that could be purchased pursuant to Target Option immediately prior to the Effective Time multiplied by the Applicable Fraction (determined in accordance with Section 1.1.1 hereof), with fractional shares being rounded down to the nearest whole share. The exercise price per share of Acquirer Common Stock purchasable under each such Acquirer Option shall be equal to the exercise price per share of Target Common Stock under the corresponding Target Option divided by the Applicable Fraction, rounded up to the nearest tenth of a cent. No cash will be paid in lieu of fractional shares which are rounded down pursuant to this Section. Except as contemplated by the offer letters referred to in Section 8.12 hereof, the term, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Code, if applicable, and all other terms of Target Options will otherwise be unchanged. Continuous employment with Target will be credited to an optionee for purposes of determining the number of shares subject to exercise after the Effective Time. Acquirer will exercise best efforts to cause the Acquirer Common Stock issued upon exercise of the assumed Target Options to be registered on Form S-8 of the Securities and Exchange Commission ("SEC") as soon as practicable after the Effective Time and to file such Form S-8 with the SEC within 15 business days after the Effective Time, will exercise best efforts to maintain the effectiveness of such registration statement for so long as such assumed Target Options remain outstanding and will reserve and list a sufficient number of shares of Acquirer Common Stock for issuance upon exercise thereof. Promptly after the Effective Time, Acquirer shall deliver to the holders of Target Options appropriate notices setting forth such holders' rights pursuant to the agreements evidencing the grants of Target Options and stating that such Target Options and agreements have been assumed by Acquirer and shall continue in effect on the same terms and conditions, subject to the adjustments provided for in this Section 1.1.2.

                        1.1.3. Conversion of Capital Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time will remain outstanding and be one share of common stock of the surviving corporation and Sub shall remain a direct wholly-owned subsidiary of Acquirer.

                1.2 Fractional Shares. No fractional shares of Acquirer Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of Target Stock who would otherwise be entitled to receive a fraction of a share of Acquirer Common Stock will receive from Acquirer, promptly after the Effective Time, an amount of cash equal to the per share market value of Acquirer Common Stock (based on the closing sale price of Acquirer Common Stock as quoted on the Nasdaq National Market on the date before the Closing Date (as defined in Section 6.1), as reported in the Wall Street Journal) multiplied by the fraction of a share of Acquirer Common Stock to which such holder would otherwise be entitled.

                1.3 Escrow Agreement. Pursuant to an Escrow Agreement to be entered into on or before the Closing Date (as defined in Section 6.1 below) in the form of Exhibit A (the "Escrow Agreement"), among Acquirer, Target, the Representative (as defined in the preamble paragraph of


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the Escrow Agreement hereof) of the shareholders of Target ("Target
Shareholders") and State Street Bank and Trust Company of California, N.A., (the "Escrow Agent"), Acquirer will withhold on a pro rata basis from the shares of Acquirer Common Stock otherwise distributable to Target Shareholders as a result of the Merger an aggregate of 262,500 shares of Acquirer Common Stock issued in the Merger (the "Escrow Shares"). Promptly after the Closing Date, Acquirer, on behalf of Target Shareholders, will deposit or cause to be deposited in escrow pursuant to the Escrow Agreement, the Escrow Shares. The Escrow Shares will be held in escrow as collateral for the indemnification obligations of Target under
Section 10.2 below and pursuant to the Escrow Agreement pending release from escrow to Target Shareholders or Acquirer when and as provided in the Escrow Agreement.

                1.4 Effects of the Merger. At the Effective Time, the parties agree that the following shall occur, whether by law or by action of Acquirer:
(a) the separate existence of Target will cease and Target will be merged with and into Sub and Sub will be the surviving corporation pursuant to the terms of this Agreement (the "Surviving Corporation"); (b) the Certificate of Incorporation and Bylaws of Sub will be the Articles of Incorporation and Bylaws of the Surviving Corporation; (c) each share of Target Common Stock and each share of Series A Stock and Series B Stock and each of Target Options will be converted and assumed as provided in this Section 1; (d) the directors and officers of Sub will be the directors and officers of the Surviving Corporation;
(e) each share of Target Common Stock, owned by Target as treasury stock, automatically shall be cancelled and retired and shall cease to exist and (f) the Merger will, at and after the Effective Time, have all of the effects provided by applicable law.

                1.5 Further Assurances. Target agrees that if, at any time after the Effective Time, Acquirer determines or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Acquirer or the Surviving Corporation title to any property or rights of Target as provided herein, Acquirer and any of its officers are hereby authorized by Target to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Acquirer or the Surviving Corporation and otherwise to carry out the purposes of this Agreement, in the name of Target or otherwise.

                1.6 Fairness Hearing; Section 3(a)(10) Exemption; Rule 145 Resale Restrictions For Affiliates. The Merger will be subject to the approval of the California Commissioner of Corporations (the "Commissioner") and the issuance by the Commissioner of a permit authorizing the Merger after a fairness hearing (the "California Fairness Hearing") to be conducted by the Commissioner in compliance with Section 3(a)(10) of the Securities Act of 1933 (the "Securities Act"). Assuming favorable action by the Commissioner, all shares of Acquirer Common Stock issued in the Merger shall be freely tradable subject only to the restrictions imposed by SEC Rule 145(d) on former affiliates of Target and the underwriter lock-up agreement and resale restriction agreement described in Section 8.12 hereof.

                1.7 Tax-Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code, by virtue of the provisions of Section 368(a)(2)(D) of the Code. For purposes of this Section 1.7, Acquirer and Target agree to report the transactions contemplated in this Agreement in a manner consistent with the reorganization treatment they intend and will not take any position inconsistent therewith in any tax return, refund claim, litigation or otherwise unless required to do so by any governmental authority. The shares of Acquirer Common Stock and the


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Acquirer Options issued in the Merger will be issued solely in exchange for
Target Stock and Target Options pursuant to this Agreement, and no transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for Target Stock and Target Options. No consideration that could constitute "other property" within the meaning of
Section 356 of the Code will be paid by Acquirer for shares of Target Stock or Target Options in the Merger. Acquirer, Sub and Target will use all reasonable best efforts prior to the Effective Time to cause the Merger to qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. At the Closing (as defined in Section 6.1 hereof), officers of Target and officers of Acquirer will execute and deliver officers' certificates in substantially the forms attached hereto as Exhibit 7.4 and Exhibit 8.10. Following the Effective Time, Acquirer and Target will not take any action (or fail to take any action) where such action (or failure to take such action) would result in a breach of the representations and covenants contained in the Officers' Certificates described in Sections 7.4 and 8.10.

                1.8 Purchase Accounting. The parties intend that the Merger be treated as a purchase for accounting purposes.

                1.9 Dissenting Shares. Holders of shares of Target Stock who have complied with all requirements for perfecting shareholders' rights of appraisal, as set forth in Article 13 of Chapter 2 of Title 14 of the Georgia Law, shall be entitled to their rights under the Georgia Law with respect to such shares ("Dissenting Shares").

        2. REPRESENTATIONS AND WARRANTIES OF TARGET

                Target hereby represents and warrants that, except as disclosed in Target disclosure letter (the "Target Disclosure Letter") delivered by Target to Acquirer herewith as amended from time to time in non-material respects prior to Closing:

                2.1 Organization and Good Standing. Except as disclosed in Item 2.1, Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is qualified as a foreign corporation in each jurisdiction where the nature of its business or location of its properties requires such qualification and where the failure to qualify would have a Material Adverse Effect (as defined in Section 11.13 below) on Target.

                2.2 Power, Authorization and Validity.

                        2.2.1 Target has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and under the Escrow Agreement and the Noncompetition Agreements (the "Target Ancillary Agreements"). This Agreement and Target Ancillary Agreements have been or will be duly executed and delivered by Target. The execution, delivery and performance of this Agreement and Target Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of Target (other than the approval and adoption of this Agreement by the Target Shareholders as required under Georgia Law and the holders of Target Preferred Stock as required under the Articles of Incorporation of Target). The Board of Directors of Target (at a meeting duly called and held or by action by unanimous written consent) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of Target Shareholders, (b) unanimously approved the execution, delivery and performance of this Agreement by Target and has unanimously approved the Merger, and (c) unanimously recommended



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the adoption and approval of this Agreement and the Merger by Target
Shareholders and directed that this Agreement and the Merger be submitted for consideration by Target Shareholders at the Shareholders' Meeting (as defined in Section 4.14). The affirmative vote of each of (a) the holders of a majority of the shares of Target Common Stock and Target Preferred Stock outstanding on the record date for the Shareholders' Meeting, voting as a single voting group, and
(b) the holders of a majority of the shares of Series A Stock and Series B Stock outstanding on the record date for the Shareholders' Meeting with each series voting as a separate group (the "Required Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

                        2.2.2 No filing, authorization or approval with or of any governmental entity is necessary or required to be made or obtained prior to the Effective Time to enable Target to enter into, and to perform its obligations under, this Agreement and Target Ancillary Agreements, except for
(a) the filing of the Georgia Articles of Merger with the Secretary of State of the State of Georgia, the filing of such officers' certificates and other documents as are required to effectuate the Merger under Georgia law and the filing of appropriate documents with the relevant authorities of the states other than Georgia in which Target is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws and
(c) actions or filings which, if not taken or made, would not have a Material Adverse Effect on Target or Target's ability to consummate the Merger.

                        2.2.3 Assuming the due authorization, execution and delivery by Acquirer and, if applicable, Sub, this Agreement and Target Ancillary Agreements are, or when executed and delivered by Target, and the other parties thereto will be, valid and binding obligations of Target, enforceable against Target and against the Escrow Shares deposited pursuant to the Escrow Agreement in accordance with their respective terms, subject to the Required Vote, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

                2.3 Capitalization.

                        (a) Authorized/Outstanding Capital Stock. As of the date hereof, the authorized capital stock of Target consists of 100,000,000 shares of Common Stock, $.001 par value, of which 12,753,749 shares are issued and outstanding, and 20,000,000 shares of Preferred Stock, $.001 par value, of which 4,466,667 shares are issued and outstanding, 4,166,667 shares of which are designated as Series A Stock and 300,000 shares of which are designated as Series B Stock. An aggregate of 4,166,667 shares of Target Common Stock have been reserved in respect of the liquidation preference of the Series A Stock. As of the date hereof, an aggregate of 4,277,363 shares of Target Common Stock are reserved and authorized for issuance pursuant to Target Options. No shares of capital stock of Target (the "Target Stock") have been reserved for issuance, except as provided above. All issued and outstanding shares of Target Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by Target in compliance



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with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. All outstanding shares of Target Stock and Target Options have been duly authorized and validly issued, are not subject to any right of rescission and have been offered and granted by Target in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. A list of all holders of Target Stock and options to purchase Target Stock, and the number of shares and options held by each, in each case as of the date hereof, has been delivered by Target to Acquirer herewith as Item 2.3.

                        (b) Options/Rights. Except as disclosed in Section 2.3(a) or in Item 2.3, there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of Target's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of Target Stock or obligating Target to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. Except as disclosed in Item 2.3, there are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Target's outstanding securities. Except as disclosed in Item 2.3 and as provided in this Agreement, Target is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued. All Target Options other than those granted to the persons named in Sections 8.13 vest over 4 years, with 25% of the shares vesting at the first anniversary of the vesting commencement date and the balance vesting ratably on a monthly basis over the second through fourth years after the vesting commencement date.

                2.4 Subsidiaries and Guaranties. Except as disclosed in Item 2.4,Target does not have any subsidiaries or any interest, direct or indirect, in any Entity (as defined in Section 11.14 below). Target is not a guarantor of any obligation of a third party, whether or not such third party is related to or affiliated with Target.

                2.5 No Violation of Existing Agreements or Laws. Except as disclosed in Item 2.5, neither the execution and delivery of this Agreement or any Target Ancillary Agreement, nor the consummation of the transactions provided for herein or therein (including the effectiveness of the Merger), will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (or as to clause (b) below give any party a right to terminate or adversely modify) (a) any provision of the Articles of Incorporation or Bylaws of Target, as currently in effect, (b) any instrument or contract to which Target or any subsidiary is a party or by which Target or any subsidiary is bound or (c) subject to the matters referred to in Section 2.2.2, any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Target or its assets or properties, except, in the case of clause (c), for such matters as would not have a Material Adverse Effect on Target. The consummation of the Merger and succession by the Surviving Corporation to all material rights, licenses, franchises, leases and agreements of Target in and of itself will not require the consent of any third party, except as disclosed in Item 2.5.

                2.6 Litigation. There is no action, proceeding or claim or, to the knowledge of Target, investigation pending against Target before any court or administrative agency, nor to the knowledge of Target has any party threatened same, nor to the knowledge of Target is there any basis for any material litigation against Target that would reasonably be expected to have a Material Adverse Effect on Target. Except as disclosed in Item 2.6, to the knowledge of Target there is no basis for any shareholder or former shareholder of Target, or any other Person (as defined in Section 11.14 below), to assert a claim against Target, Acquirer or the Surviving Corporation as successor in interest to Target based upon: (a) ownership or rights to ownership of any shares of Target Stock or other Target securities, (b) any rights as a Target securities holder, including, without limitation, any



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option or other right to acquire any Target securities, any preemptive rights or any rights to notice or to vote or (c) any rights under any agreement between Target and any Target securities holder or former Target securities holder in such holder's capacity as such. There is no action, suit, proceeding, claim, arbitration or to Target's knowledge investigation pending or as to which Target has received any notice of assertion against Target, which in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement.

                2.7 Target Financial Statements. Target has delivered to Acquirer in Item 2.7 Target's unaudited balance sheet as of December 31, 1999 (respectively, the "Target Balance Sheet" and the "Balance Sheet Date") and Target's unaudited balance sheet as of March 15, 2000 (respectively, the "Target Latest Balance Sheet" and the "Latest Balance Sheet Date") and Target's unaudited income statement for the twelve months ending December 31, 1999 and unaudited income statements for the 2.5 months ending March 15, 2000 (collectively, the "Target Financial Statements"). The Target Financial Statements (a) are consistent with the books and records of Target, (b) fairly and accurately represent in accordance with generally accepted accounting principles applied on a consistent basis the financial condition of Target at the respective dates specified therein and the results of operations for the respective periods specified therein and (c) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, subject to normal year-end adjustments, the absence of footnotes and the absence of a statement of cash flows for the twelve months ending December 31, 1999. Except as disclosed in Item 2.7 or Item 2.10, Target has no debt, liability or obligation of any nature, whether accrued, absolute or contingent, and whether due or to become due, that would be required under GAAP to be reflected on the liabilities column of a balance sheet, prepared as of the date hereof in accordance with GAAP and is not reflected, reserved against or disclosed in Target Financial Statements, except for those that may have been incurred after the Latest Balance Sheet Date in the ordinary course of business consistent with past practice ("Ordinary Course").


                2.8 Taxes.

                        (a) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes, including without limitation any income, profits, alternative or add-on minimum tax, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, net worth, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign) (a "Taxing Authority").

                        (b) All material Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the date hereof, by or on behalf of Target (collectively, the "Target Returns"), have been filed when due (including any extensions of such due date), and all amounts shown to be due thereon have been paid. Target has no material actual or contingent Tax liability that is not fully accrued on Target Financial Statements with respect to all periods through the dates thereof.

                        (c) Target has timely withheld and paid to the applicable financial institution or Taxing Authority all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party. Copies of audit reports, if any, previously have been provided to Acquirer. Target has not granted any extension or waiver of the limitation period applicable to any Target Returns.

                        (d) There is no claim, audit, action, suit, proceeding, or investigation now pending of which Target has received notice or, to the knowledge of Target, threatened against or with respect to Target in respect of any Tax, nor to the knowledge of Target is there any basis therefore for assessment of any Tax liability that would have a Material Adverse Effect on Target. There are no liabilities for Taxes with respect to any notice of deficiency or similar document of any Tax Authority received by Target which have not been satisfied in full (including liabilities for interest, additions to Tax and penalties thereon and related expenses). Neither Target nor any person on behalf of Target has entered into any agreement or consent pursuant to
Section 341(f) of the Code. Except as disclosed in Item 2.8, Target has not been required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the date hereof.

                        (e) There is no contract, agreement, plan or arrangement, including without limitation the provisions of this Agreement and the Employment Agreements, covering any employee, director or independent contractor or former employee, director or independent contractor of Target that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. Except as disclosed in Item 2.8, other than pursuant to this Agreement, Target is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement. Target has previously provided or made available to Acquirer true and correct copies of all Target Returns for all periods ending prior to the date hereof, and, as reasonably requested by Acquirer, prior to or following the date hereof, presently existing information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents. Target has not been at any time within the past five years, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. Target has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Target distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

                        (f) The nonnegotiable subordinated promissory note issued by Target in connection with its acquisition of Central Point Services, LLC (the "Note") bears interest at a market rate of interest with the interest payable quarterly, and the principal amortized over a period of five years commencing one year after the date of issue of the Note and with the final payment of principal due six years following the date that the Note was issued. Based upon current financial estimates, the Target reasonably expects to be able to make all interest and principal payments under the Note as they become due and will be able to repay the Note in full.

                2.9 Title to Properties. Except as disclosed in Item 2.9, Target has good and marketable title to all of its material assets and properties (including but not limited to those shown on the balance sheet as of the Latest Balance Sheet Date included in Target Financial Statements), free and clear of all liens, charges or encumbrances (other than (i) liens for taxes not yet due and payable; (ii) liens reflected on the Latest Balance Sheet as of the Latest Balance Sheet Date; (iii) liens reflected on the Balance Sheet Date as of the Balance Sheet Date; (iv) liens which are not material in character, amount or extent, and which do not materially detract from the value or materially interfere with the use of the property subject thereto or affected thereby; and (v) contractor's liens and liens with respect to taxes that are not yet due and payable (the foregoing (i), (ii), (iii), (iv) and (v), "Permitted Liens").

                2.10 Absence of Certain Changes. From the Latest Balance Sheet Date to the date of this Agreement, Target has carried on its business in the Ordinary Course substantially in accordance with the procedures and practices in effect on the Balance Sheet Date. Except as disclosed in Item 2.10 or in connection with the transactions contemplated by this Agreement and Target Ancillary Agreements, and except as expressly contemplated by this Agreement, from the Latest Balance Sheet Date there has not been with respect to Target:

                        (a) any change in the financial condition, properties, assets, liabilities, results of operations, which change by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course, have had a Material Adverse Effect on Target;

                        (b) any material contingent liability incurred thereby as guarantor or surety with respect to the obligations of others;

                        (c) any mortgage, encumbrance or lien placed on any of the assets or properties thereof (other than Permitted Liens);

                        (d) any obligation or liability incurred thereby other than in the Ordinary Course, which obligations or liabilities incurred other than in the Ordinary Course do not exceed in the aggregate $250,000;

                        (e) any purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the material properties, assets or goodwill of Target other than in the Ordinary Course;

                        (f) any damage, destruction or loss, whether or not covered by insurance, that has had a Material Adverse Effect on Target;

                        (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, stock dividend, combination or recapitalization of the capital stock thereof, any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;

                        (h) any labor dispute, or to the knowledge of Target, claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents (other than pursuant to existing agreements disclosed in Item 2.10(h) or, in the case of non-officers, in the Ordinary Course), or any bonus payment or arrangement made to or with any of such officers, employees or agents other than amounts paid pursuant to Employee Plans, as that term is defined in Section 2.15.3, disclosed in Item 2.15.3 or bonuses in an aggregate amount not to exceed $50,000 for all persons to whom bonuses are paid;

                        (i) any loss of key executive, management or development personnel thereof listed on Item 2.10(i);

                        (j) any payment or discharge of a lien or liability thereof, which lien or liability was not either (i) shown on Target Balance Sheet as of the Latest Balance Sheet Date included in Target Financial Statements or (ii) incurred in the Ordinary Course after the Latest Balance Sheet Date;

                        (k) any obligation or liability incurred thereby to any of its officers, directors, shareholders or affiliates, or any loans or advances made thereby to any of its officers, directors, shareholders or affiliates, except normal compensation and expense allowances payable to officers and employees;

                        (l) any loss on or prior to the date of this Agreement of one or more Material Customers (as defined in Section 2.24) or such number of customers which together represent a material amount of business, other than in connection with completion of projects and normal customer turnover in the Ordinary Course, nor has Target received from any such Material Customer any written notice of its intention to terminate its relations with Target;

                        (m) any amendment or change in the Articles of Incorporation or Bylaws of Target;

                        (n) any issuance or sale of any debt or equity securities (including but not limited to stock) thereby or of any options or other rights to acquire from Target, directly or indirectly, any debt or equity securities (including but not limited to stock) thereof other than the issuance of Target Options listed in Item 2.3 and shares of Target Common Stock issued upon exercise of Target Options; or

                        (o) any termination, or any extension, amendment, relinquishment, expiration or non-renewal that to Target's knowledge resulted from third party dissatisfaction with Target's services or contract performance, of any contract to which Target is a party, or any written request received by Target for or to effect any of the foregoing, other than, in each such case, where any such action or requested action would not have a Material Adverse Effect on Target.

                2.11 Agreements and Commitments. As of the date hereof, except as disclosed in Item 2.11, or as disclosed in Item 2.12, Item 2.15.3 or Item
2.15.6 as required by Section 2.12, Section 2.15.3 or Section 2.15.6, as the case may be, on the date of this Agreement Target is not a party or subject to any oral or written executory contract or, to the extent expressly enumerated in paragraphs below, binding obligation, that is material to Target, its financial condition, business or prospects, including but not limited to the following:

                        (a) Any oral or written contract, commitment, letter agreement or purchase order providing for payments by or to Target in an aggregate amount of (i) $250,000 or more in the Ordinary Course or (ii) $100,000 or more not in the Ordinary Course;

                        (b) Any license agreement under which Target is licensor (except for any nonexclusive software license granted by Target to customers in the Ordinary Course); or under which Target is licensee (except for standard "shrink wrap" licenses for off-the-shelf software products with a license fee or purchase price of under $5,000 per copy or seat);

                        (c) Any material agreement by Target to encumber, transfer or sell rights in or with respect to any material item of Target Intellectual Property (as defined in Section 2.12 hereof), excluding non-exclusive software licenses;

                        (d) Any agreement for the sale or lease of real or tangible personal property involving more than $25,000 per year;

                        (e) Any dealer, distributor, sales representative, original equipment manufacturer, value-added remarketer or other agreement for the distribution of Target's products;

                        (f) Any franchise agreement;

                        (g) Any stock redemption or agreement obligating Target to purchase its capital stock;

                        (h) Any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person, excluding non-exclusive software licenses;

                        (i) Any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of Target incurred or made in the Ordinary Course, and except as disclosed in Target Financial Statements;

                        (j) Any contract containing covenants purporting to limit Target's freedom to compete in any line of business, market or industry and/or in any geographic area; or

                        (k) Any contract for the employment of any officer, employee or consultant of Target or any other type of contract or commitment with any officer, employee or consultant of Target that is not immediately terminable by Target without cost or other liability.

                        Except as noted in Item 2.5, all agreements, obligations and commitments disclosed in Item 2.11, Item 2.12, Item 2.15.3 or Item 2.15.6 as required by Section 2.11, Section 2.12, Section 2.15.3 or Section 2.15.6, as the case may be, are valid and in full force and effect, except where the failure to be such would not have a Material Adverse Effect on Target. Except as noted on
Item 2.11, neither Target nor to the knowledge of Target any other party is in breach of or default under any material term of any such agreement, obligation or commitment nor has such other party threatened such a breach or default. Target is not a party to any contract or arrangement that it believes will have a Material Adverse Effect on Target. Target does not have liability for renegotiation of government contracts or subcontracts which can reasonably be expected to have a Material Adverse Effect on Target.

                2.12 Intellectual Property.

                        (a) For purposes of this Agreement, "Intellectual Property" means:

                                (i) all issued patents, reissued or reexamined
patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "Issued Patents");

                                (ii) all published or unpublished nonprovisional
and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively "Patent Applications" and, with the Issued Patents, the "Patents");

                                (iii) all copyrights, copyrightable works,
including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright (collectively, "Copyrights");

                                (iv) trademarks, registered trademarks,
applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, "Trademarks");

                                (v) all inventions, designs, proprietary
information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data and proprietary processes;

                                (vi) all databases and all collected data and
all rights therein throughout the world;

                                (vii) all computer software, including all
source code, object code firmware, development tools, files, records and data and all media on which any of the foregoing is recorded; and

                                (viii) all Web addresses, rights and domain
names and all rights under all Web cross-linking agreements.

                        (b) With respect to each item of Intellectual Property incorporated into any product of Target or used in connection with any service offered or provided by Target or otherwise used in the business of Target and in each case owned by Target or licensed to Target (except "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $5,000 per copy or seat on standard, non-negotiated terms and conditions) ("Target Intellectual Property"), Target Disclosure Letter lists as of the date of this Agreement at Item 2.12:

                                (i) all Patents, all registered Trademarks, and
all registered Copyrights, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

                                (ii) the following agreements relating to the
products or service offerings or capabilities of Target, including products or service offerings or capabilities currently under development (collectively the "Target Products and Services") or other Target Intellectual Property: all (A) agreements granting any right to distribute or sublicense any of Target Products and Services on any exclusive basis, (B) any exclusive licenses of Intellectual Property to or from Target, (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to or by Target are $25,000 or more, (D) joint development agreements, (E) any agreement by which Target grants any ownership right to any Intellectual Property owned by Target other than nonexclusive software licenses entered into with customers in the Ordinary Course, (F) any option relating to any Target Intellectual Property, and (G) agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of Target Intellectual Property.

                        (c) The Target Disclosure Letter contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which Target is a party and pursuant to which Target is authorized to use any Intellectual Property owned by any third party (except "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $5,000 per copy or seat on standard non-negotiated terms and conditions and any rights implied by law) ("Third Party Intellectual Property"). Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Target's rights under such licenses, sublicenses and other agreements to the same extent Target would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Target would otherwise be required to pay.

                        (d) To the knowledge of Target, there is no unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property, including any Third Party Intellectual Property, by any employee or former employee of Target or by any other third party. Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or agreements to end users arising in the Ordinary Course, the forms of which have been delivered to Acquirer or its counsel. There are no royalties, fees or other payments payable by Target to any Person, under any written or oral contract or understanding or otherwise, by reason of the ownership, use, sale or disposition of any Intellectual Property.

                        (e) Target is not in breach of any material provision of any license, sublicense or other agreement relating to Target Intellectual Property or Third Party Intellectual Property rights. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in an infringement on the Acquirer's right to own or use any Target Intellectual Property, including any Third Party Intellectual Property.

                        (f) All Patents, registered Trademarks, registered service marks and registered copyrights held by Target are valid and subsisting. Except for such as are not past due, all maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts. Target has not infringed, misappropriated or made unlawful use of, is not currently infringing, misappropriating or making unlawful use of, and has not received any written notice or written communication alleging or relating to any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any copyright or trade secret owned or used by any third party or, to the knowledge of Target, any other Intellectual Property or other proprietary right or asset owned or used by any third party. Without limiting the foregoing, the offering and sale of Target Products and Services by Target does not, and the offering and sale of Target Products and Services by the Surviving Corporation immediately after the Effective Time will not, and the business of Target as conducted as of the date hereof does not, and Target's use of Intellectual Property as of the date hereof does not, infringe or violate any copyright or trade secret owned or used by any third party or, to the knowledge of Target, any other Intellectual Property of any other person. To the knowledge of Target, there is no proceeding pending or threatened, nor has any written claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of Target Intellectual Property or Third Party Intellectual Property. Target has not brought a proceeding alleging infringement of Target Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

                        (g) All current and former officers and managerial and technical employees and employees engaged in development of Target products or services (including all current and former members, officers and employees of Central Point Services, LLC, a Colorado limited liability company ("CPS") (including without limitation Stephen C. Ward, James A. Leland, Stephen E. Redding, and Henry M. Dusenbury) ("CPS Employees")) have executed and delivered to Target an agreement (containing no exceptions or exclusions from the scope of its coverage other than as set forth in the standard form) regarding the protection of proprietary information and the assignment to Target (or CPS as the case may be) of any Intellectual Property arising from services performed for Target by such persons, the form of which has been supplied to Acquirer. All current and former consultants and independent contractors to Target involved in the development, modification, marketing and servicing of Target's products and/or Target Intellectual Property, and all CPS Employees, have executed and delivered to Target an agreement (containing no exceptions or exclusions from the scope of its coverage other than as set forth in Item 2.12) regarding the protection of proprietary information and the assignment to Target (or CPS as the case may be) of any Intellectual Property arising from services performed for Target by such persons. To the knowledge of Target, no employee or independent contractor of Target or CPS is in violation of any term of any such agreements or contracts relating to Intellectual Property. Other than with respect to Third Party Intellectual Property that is not used in connection with Target Products and Services, no current or former officer, director, shareholder, employee, consultant or independent contractor of Target or CPS has any right, claim or interest in or with respect to any Target Intellectual Property. Target is not using any trade secrets, and to the knowledge of Target, Target is not using any other confidential information, of any former employer of any past or present employees.

                        (h) Target or CPS has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Target Intellectual Property (except such Target Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect in all material respects the full value of all Intellectual Property it owns. All use, disclosure or appropriation of confidential and proprietary information of any third party ("Confidential Information") has, to Target's knowledge, been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

                        (i) The Target Products and Services currently being offered by Target, including the performance and results thereof, conform in all material respects with any published specification, published documentation or written performance standard provided with respect thereto by Target.

                        (j) Target is not subject to any outstanding decree, order, judgment, or stipulation or other proceeding affecting the validity, use or enforceability of any Target Intellectual Property or restricting in any manner the use, transfer, or licensing thereof by Target. Target is not subject to any agreement which restricts in any material respect the use, transfer, or licensing by Target of Target Intellectual Property or Target Products and Services, excluding agreements relating to Third Party Intellectual Property.

                        (k) Target owns all right, title and interest in, or has the right to use, all Intellectual Property that is material to or reasonably necessary to the conduct of its business as presently conducted ("Material Target Intellectual Property"). Target is not aware of any loss, cancellation, termination or expiration of any Patent or Patent Application, registered Trademark, or registered Copyright relating to any Material Target Intellectual Property. Copies of all forms of nondisclosure or confidentiality agreements currently utilized to protect Target Intellectual Property have been provided to Acquirer. Except as disclosed in Item 2.12(l), Target has not granted any reseller, distributor, sales representative, original equipment manufacturer, value added reseller or other third party any right to reproduce, manufacture, sell, license, furnish or distribute any Target Products and Services in any market segment or geographic location.


                        2.13 Compliance with Laws. Except for noncompliance that would not have a Material Adverse Effect on Target, Target has complied, and is in compliance, in all material respects, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Target or to the assets, properties and business thereof, including, without limitation: (a) all applicable federal and state securities laws and regulations except as disclosed in Item 2.13, (b) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of owned, leased or licensed real or personal property, products or technical data, (ii) employment or employment practices, terms and conditions of employment, or wages and hours and (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 2.21 hereof), building standards, zoning or other similar matters, (c) the Export Administration Act and regulations promulgated thereunder and other laws, regulations, rules, orders, writs, injunctions, judgments or decrees applicable to the export or re-export of controlled commodities or technical data, (d) the Immigration Reform and Control Act and (e) all governmental regulations related to the operation and use of the Internet. Except as disclosed in Item 2.13, Target has received all permits and approvals from, and has made all filings with, government agencies and authorities, that are necessary to the conduct of its business as presently conducted except where the failure to receive such permit or approval or make such filing would not have a Material Adverse Effect on Target. Target and Lynx have complied in all material respects, with all applicable laws, ordinances, regulations and rules relating to the Federal Anti-Kickback Law and have at all times remained in material compliance with the safe harbor provisions of the regulations promulgated by the Office of Inspector General thereunder and have not received notice of any governmental investigation relating to the foregoing.

                        2.14 Certain Transactions and Agreements. No person who is an officer of Target has any direct or indirect ownership interest in or any employment or consulting agreement with any firm or corporation that competes with Target (except with respect to any interest in less than 5% of the outstanding voting shares of any corporation whose stock is publicly traded). Except as disclosed in Item 2.14, none of the officers or any directors of Target or any member of their immediate families, is directly or indirectly interested in any contract with Target, including, but not limited to, any loan agreements (excluding travel advances), except for normal compensation for services as an officer (disclosed in Item 2.15.3), director or employee of Target and except for the normal rights of a shareholder or optionholder. Except as disclosed in Item 2.14, none of such officers or directors or family members has, except for the normal rights of a shareholder or an option holder, any interest in any (a) Target Intellectual Property or (b) any interest in any property (other than Target Intellectual Property) used in the business of Target, whether such property is real or personal, tangible or intangible.

                2.15 Employees.

                        2.15.1 Except as disclosed in Item 2.15.1, Target does not have any employment contract or consulting agreement with any officer or employee of Target currently in effect that is not terminable at will without penalty or payment of compensation by Target (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                        2.15.2 Target (a) has not ever been or is now subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other material contract, written or oral, with any trade or labor union, employees' association or similar organization or (d) does not have any current labor dispute.

                        2.15.3 Item 2.15.3 contains a list of all severance agreements, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by Target or any trade or business which is treated as a single employer with Target within the meaning of Code
Section 414(b), (c), (m) or (o) (each an "ERISA Affiliate") or in which any employees of Target participate (the "Employee Plans"), including without limitation all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as well as all employment and consulting agreements to which Target is a party. Except as disclosed in Item 2.15.3, each of the Employee Plans, and its operation and administration, is in compliance in all material respects with each of the respective Employee Plans' terms and with all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Code. Target has delivered or made available to Acquirer a true and complete copy of, to the extent applicable, (a) all Employee Plans as well as all employment and consulting agreements to which Target is a party as amended, (b) the three most recent annual reports (Form 5500s), (c) each trust agreement related to such Employee Plans, (d) most recent summary plan description for each Employee Plan for which a description is required, (e) the most recent Internal Revenue Service determination letter issued with respect to any Employee Plan, and (f) any material contract regarding the funding arrangements for any Employee Plan. Except as disclosed in
Item 2.15.3, all such Employee Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) which are intended to qualify under
Section 401(a) of the Code have received favorable determination opinion, notification or advisory letters with respect to such plans that such plans comply with the Tax Reform Act of 1986 or have remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified states of each such Employee Plan. In addition, Target has not ever been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which Target sponsors as employer or in which Target participates as an employer, which would impose a material penalty on Target or which was not otherwise exempt pursuant to Section 408 of ERISA (including, but not limited to, any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code. The group health plans, as defined in Section 4980B(g) of the Code, that benefit employees of Target are in compliance in all material respects with the continuation coverage requirements of subsection 4980B of the Code. There are no outstanding violations of Section 4980B of the Code with respect to any Employee Plan, covered employees or qualified beneficiaries. Except as set forth in Item 2.15.3, no Employee Plans will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. Except as disclosed in Item 2.15.3, no employee of Target and no person subject to any Target health plan has made medical claims through such health plan during the twelve months preceding the date hereof for more than $30,000 in the aggregate.

                        2.15.4 To the knowledge of Target, no employee of Target is in material violation of any term of any employment contract, patent or trade secret disclosure agreement or any other contract or agreement, or in violation of any noncompetition agreement or other restrictive covenant, relating to the right of any such employee to be employed by Target or to use trade secrets or proprietary information of others, and the employment of any employee of Target does not subject Target to any material liability to any third party.

                        2.15.5 Except as disclosed in Item 2.15.4, Target is not a party to any (a) agreement with any employee of Target (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Target in the nature of any of the transactions contemplated by this Agreement (ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by law, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement. Except as disclosed in Item 2.15.4, each Target Option was granted with an exercise price per share equal to the fair market value of the underlying shares covered by such option, as determined by Target's Board of Directors after giving due consideration to the advice of its counsel as to possible compensation charge issues, on the date of grant. All Target Options granted as incentive stock options met the requirements of Section 422 of the Internal Revenue Code on the date of grant. All Options granted to individuals who are not identified as independent contractors or non-employee directors may properly be accounted for under Accounting Principles Bulletin 25.

                        2.15.6 A list of all employees of Target and their current base compensation as of the date of this Agreement is disclosed on Item
2.15.6. Copies of all offer letters and other documents reflecting bonus arrangements of any Target officer, director or employee have been delivered to Acquirer.

                        2.15.7 All contributions due from Target with respect to any of the Employee Plans through the Latest Balance Sheet Date have been made or accrued on Target's financial statements.

                2.16 Corporate Documents. Target has made available to Acquirer for examination all documents and information disclosed in Items 2.1 through
2.24 or other exhibits called for by this Agreement, including, without limitation, the following: (a) copies of Target's Articles of Incorporation and Bylaws as currently in effect; (b) Target's minute book containing all records of all proceedings, consents, actions and meetings of Target's directors and shareholders; (c) Target's stock ledger, journal and other records reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to Target, or any securities of Target, and all applications for such permits, orders and consents.

                2.17 No Brokers. Except as disclosed in Item 2.17, Target is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction provided for herein or therein.

                2.18 Books and Records. The books, records and accounts of Target (a) are in all material respects correct and complete, and (b) have been maintained in accordance with reasonable business practices.

                2.19 Environmental Matters.

                        2.19.1 To the knowledge of Target, during the period that Target has leased or owned its properties or leased, owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under any such properties or facilities that would have a Material Adverse Effect on Target. Target has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Target having taken possession of any of such properties or facilities which might reasonably be expected to have a Material Adverse Effect on Target. For purposes of this Agreement, the terms "disposal," "release," and "threatened release" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this
Section 2.19, "Hazardous Materials" mean any hazardous or toxic substance, material or waste which is as of the date hereof, regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.
Section 11001 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes; or (vii) any other applicable federal, state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

                        2.19.2 During the time that Target has owned or leased the properties and facilities currently occupied by it or any properties and facilities previously occupied by Target, there has been no material litigation, proceeding or administrative action brought or to Target's knowledge threatened against Target, or any material settlement reached by Target with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

                2.20 Warranties, Guarantees and Indemnities. Except as disclosed in Item 2.20 or in the agreements or contract listed herein, Target has not provided to its customers or any third parties (i) any warranties or guarantees regarding Target Products and Services; (ii) any rights to obtain refunds with respect to Target Products and Services or (iii) any indemnities with respect to intellectual property infringement or Year 2000 compliance, except as provided in Target's standard customer license agreement a copy of which is attached to or set out verbatim in Item 2.20.

                2.21 No Shareholder Claims. No Target Shareholder has claimed in writing any interest in any additional shares of Target Stock, or any options, warrants or other securities of Target, except for the number of shares of Target Stock which such person is shown to be the owner of on Item 2.3, and no third party who is not disclosed on Item 2.3 has made in writing, any claim of entitlement to receive any shares of Target Stock, any warrants or other rights to acquire any Target Stock or any other securities of Target, and to Target's knowledge no such claim has been made orally.

                2.22 Customer, Supplier and Distributor Relationships. Except as disclosed in Item 2.22, no customer, supplier or distributor accounting for more than 2% of Target's revenues, purchases or orders in any month from September 1999 to February 28, 2000 ("Material Partner") has canceled or otherwise terminated its relationship with Target, decreased or limited materially the amount of product or services ordered from or supplied to Target (or purchased through Target's services) or threatened in writing (or to Target's knowledge orally) to take any such action, and to Target's knowledge, there is no known material impediment to retaining good relations with each such customer, supplier or distributor following the Merger.

                2.23. Service Quality. All Target Services offered or provided by Target to customers on or prior to the date hereof conform in material respects to applicable contractual commitments, implied warranties not disclaimed, express warranties, and claims in widely circulated marketing materials published by Target (including on Target's Web site). All recurring (as to the nature of the complaint), material complaints received since June 30, 1999 from customers regarding Target's Services are summarized in Item 2.23 in detail reasonably sufficient to understand the nature of the complaint and the resolution or lack of resolution thereof.

                2.24 Insurance. Target maintains the insurance coverage disclosed on Item 2.24. Item 2.24 sets forth all claims made under such insurance policies since Target's inception and the premiums that apply with respect to such insurance policies as of the date of this Agreement.

                2.25 Disclosure. The information supplied by Target for inclusion in the Notice of Hearing, Information Statement and permit application prepared in connection with the California Fairness Hearing ("Hearing Materials") shall not as of the respective dates thereof contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Target or any of its affiliates, officers or directors should be discovered by Target which is required to be set forth in any of the Hearing Materials, Target shall promptly inform Acquirer. Notwithstanding the foregoing, Target makes no representation or warranty with respect to any information supplied by Acquirer which is contained in any of the Hearing Materials.



        3. REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND SUB.

                Each of Acquirer and Sub, where applicable, hereby represents and warrants, that, except as disclosed on the Acquirer disclosure letter delivered to Target herewith as amended from time to time in non-material respects prior to Closing:

                3.1 Organization and Good Standing. Each of Acquirer and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

                3.2 Power, Authorization and Validity; Adverse Changes.

                        3.2.1 Each of Acquirer and Sub has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and under the Escrow Agreement, the Employment Agreements and the Noncompetition Agreements (the "Acquirer Ancillary Agreements"). This Agreement and the Acquirer Ancillary Agreements have been or will be duly executed and delivered by Acquirer and Sub, as applicable. The execution, delivery and performance of this Agreement and the Acquirer Ancillary Agreements have been duly and validly approved and authorized by Acquirer's Board of Directors and Sub's Board of Directors, as applicable, and no other corporate approvals or proceedings on the part of Acquirer or Sub are necessary to authorize this Agreement and the transactions contemplated hereby.

                        3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary or required to be made or obtained to enable Acquirer and Sub as applicable, to enter into, and to perform its obligations under, this Agreement and the Acquirer Ancillary Agreements, except for (a) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, the filing of such officers' certificates and other documents as are required to effectuate the Merger under Delaware Law and the filing of appropriate documents with the relevant authorities of states other than Delaware in which Acquirer and Sub are qualified to do business, if any, and (b) such filings as may be required to comply with federal and state securities laws.

                        3.2.3 This Agreement and the Acquirer Ancillary Agreements are, or when executed and delivered by Acquirer and Sub (as applicable) and the other parties thereto will be, valid and binding obligations of Acquirer and Sub, enforceable against Acquirer and Sub in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally,
(b) rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

                3.3 No Violations. Neither the execution or delivery of this Agreement or any Acquirer Ancillary Agreement, nor the consummation of the transactions contemplated herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Acquirer of Sub, as currently in effect or (b) any instrument or contract to which Acquirer or Sub is a party or by which Acquirer or Sub is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Acquirer or Sub or their respective assets or properties, other than, with respect to (a), (b) and (c), any such, conflict, termination, breach or violation that would not have a Material Adverse Effect on Acquirer.

                3.4 Sub. Sub has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Sub has not conducted any business activities and does not have any material liabilities or obligations. Acquirer, as the sole shareholder of Sub, has adopted this Agreement in accordance with Section 251 of Delaware Law.

                3.5 Issued Shares. The shares of Acquirer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued, fully paid and nonassessable, will not be subject to any right of rescission, preemptive or other statutory right of shareholders.

                3.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Acquirer.

                3.7 SEC Filings; Acquirer Financial Statements.

                        (a) Acquirer has filed all forms, reports and documents required to be filed by Acquirer with the SEC since the effective date of the registration statement (the "Acquirer Initial Registration Statement") of Acquirer's initial public offering. All such required forms, reports and documents (including those that Acquirer may file subsequent to the date hereof) and the Acquirer Initial Registration Statement are referred to herein as the "Acquirer SEC Reports." As of their respective dates, the Acquirer SEC Reports
(i) were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934 ("Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Acquirer SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Acquirer SEC Report. None of Acquirer's subsidiaries is required to file any forms, reports or other documents with the SEC.

                        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Acquirer SEC Reports (the "Acquirer Financials"): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q, 8-K or any successor form under the Exchange Act) and
(iii) fairly presented the consolidated financial position of Acquirer and its subsidiaries as at the respective dates thereof and the consolidated results of Acquirer's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Acquirer contained in Acquirer SEC Reports as of December 31, 1999 is hereinafter referred to as the "Acquirer Balance Sheet." Except as disclosed in the Acquirer Financials, since the date of the Acquirer Balance Sheet neither Acquirer nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Acquirer and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Acquirer Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

                3.8 Absence of Certain Changes or Events. From December 31, 1999 to the date of this Agreement, Acquirer has carried on its business in the Ordinary Course substantially in accordance with the procedures and practices in effect on December 31, 1999. Since the date of the Acquirer Balance Sheet to the date hereof there has not been any Material Adverse Change with respect to Acquirer.

                3.9 Intellectual Property.

                        (a) Acquirer owns and has good and exclusive title to, or has license sufficient for the conduct of its business as currently conducted to, each material item of Acquirer Intellectual Property free and clear of any free and clear of all liens, charges or encumbrances (excluding licenses and related restrictions and Permitted Liens).

                        (b) The operation of the business of Acquirer as such business currently is conducted, including Acquirer's design, development, marketing and sale of the products or services of Acquirer (including with respect to products currently under development) does not infringe or misappropriate any trade secret or copyright, or to Acquirer's knowledge, patent owned by any third party.

                        (c) Acquirer has not received notice from any third party that the operation of the business of Acquirer or any act, product or service of Acquirer, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, which allegation, if true, would have a Material Adverse Effect on Acquirer.

                        (d) No material Acquirer Intellectual Property or product or service of Acquirer is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Acquirer, or which may affect the validity, use or enforceability of such Acquirer Intellectual Property.

                        (e) To the knowledge of Acquirer, no person has or is infringing or misappropriating any Acquirer Intellectual Property, which infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on Acquirer.

                        (f) Acquirer and its subsidiaries have taken reasonable steps to protect Acquirer's and its subsidiaries' rights in Acquirer's and such subsidiaries' confidential information and trade secrets, except where the failure to do so would have a Material Adverse Effect on Acquirer.

                3.10 Compliance with Laws. Except for noncompliance that would not have a Material Adverse Effect on Acquirer, Acquirer has complied, and is in compliance, in all material respects, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Acquirer or to the assets, properties and business thereof. Acquirer has received all permits and approvals from, and has made all filings with, government agencies and authorities, that are necessary to the conduct of its business as presently conducted except where the failure to receive such permit or approval or make such filing would not have a Material Adverse Effect on Acquirer.

                3.11 Litigation. Except as disclosed in the Acquirer Initial Registration Statement, there is no suit, claim, action, proceeding or, to the knowledge of Acquirer, investigation, pending nor, to the knowledge of Acquirer, threatened, against or affecting Acquirer or any of its material subsidiaries that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on Acquirer or to materially prevent or delay the consummation of the transactions contemplated by this Agreement, nor is there any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation of any judicial, regulatory or other governmental body or arbitrator outstanding against, or, to the knowledge of Acquirer, investigation by any judicial, regulatory or other governmental body involving, Acquirer or any of its material subsidiaries that individually or in the aggregate would have a Material Adverse Effect on Acquirer.

                3.12 Investigation. Without limiting the representations of Target or Acquirer's ability to rely thereon, Acquirer acknowledges that: (a) Acquirer is effecting the Merger and purchasing Target Stock based solely on the results of its inspections and investigations, and not on any representation or warranty of the Target not expressly set forth in this Agreement; and (b) Acquirer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of Target and acknowledges that Acquirer has been provided all requested access to the personnel, properties, premises and records of Target for such purposes.

                3.13 Fairness Hearing; Section 3(a)(10) Exemption; Rule 145 Resale Restrictions for Affiliates. All shares of Acquirer Common Stock issued in the Merger shall be issued pursuant to a permit issued by the Commissioner authorizing the Merger after a fairness hearing to be conducted by the Commissioner in compliance with Section 3(a)(10) of the Securities Act of 1933. As a result, all shares of Acquirer Common Stock issued in the Merger shall be freely tradable subject only to the restrictions imposed by SEC Rule 145(d) on former affiliates of Target and the underwriter lock-up agreement and resale restriction agreement described in Section 8.12 hereof.

                3.14 Disclosure. The information supplied by Acquirer for inclusion in the Hearing Materials shall not as of the respective dates thereof contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Acquirer or any of its affiliates, officers or directors should be discovered by Acquirer which is required to be set forth in any of the Hearing Materials, Acquirer shall promptly inform Target. Notwithstanding the foregoing, Acquirer makes no representation or warranty with respect to any information supplied by Target which is contained in any of the Hearing Materials.


        4. TARGET PRECLOSING COVENANTS

                During the period from the date of this Agreement until the Effective Time, Target covenants to and agrees with Acquirer as follows:

                4.1 Advice of Changes. Target will promptly advise Acquirer in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Target contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect (however, no advisory need be provided regarding any event or action contemplated or permitted under this Agreement) and (b) of the occurrence of any Material Adverse Change with respect to Target. To ensure compliance with this Section 4.1, Target shall deliver to Acquirer within fifteen (15) days after the end of each monthly accounting period ending after the date of this Agreement and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in the Ordinary Course, consistent with Target's books and records and generally accepted accounting principles and shall fairly present the financial position of Target as of their respective dates and the results of Target's operations for the periods then ending.

                4.2 Maintenance of Business. The parties hereto understand and acknowledge that it is their intent to work closely together during the period from the date hereof until the Closing Date. Target will use its reasonable best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof.

                4.3 Conduct of Business. Target will continue to conduct its business and use its reasonable best efforts to maintain its business relationships in the Ordinary Course and, except for the actions disclosed in
Item 4.3 of the Target Disclosure Letter or actions expressly contemplated by this Agreement will not, without the prior written consent of the Chief Executive Officer or Chief Financial Officer of Acquirer, not to be unreasonably withheld:

                        (a) borrow any money other than pursuant to existing lines of credit;

                        (b) enter into any capital expenditure by Target in excess of $25,000 (in the case of transactions or commitments which are neither made in the Ordinary Course nor contemplated by Target's current capital expenditure budget) or $50,000 (in the case of transactions or commitments made in the Ordinary Course or contemplated by Target's current capital expenditure budget);

                        (c) encumber or permit to be encumbered any of its assets except for Permitted Liens arising in the Ordinary Course;

                        (d) dispose of any of its material assets except in the Ordinary Course;

                        (e) enter into any lease or contract for the purchase or sale of any property, real or personal, tangible or intangible, except in the Ordinary Course or enter into any agreement of the types described in Section
2.11 to the extent involving amounts in excess of $25,000;

                        (f) pay any bonus, royalty, increased salary or special remuneration to any officer, employee or consultant (except pursuant to existing arrangements heretofore disclosed in writing to Acquirer) or enter into any new employment or consulting or severance agreement with any such person, or enter into any new agreement or plan of the type described in Section 2.15.3;

                        (g) change accounting methods, except as required by GAAP;

                        (h) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or, except as contemplated in this Agreement, redeem or otherwise acquire any of its capital stock;

                        (i) amend or terminate or settle any material disputes under any contract, agreement or license to which it is a party of a nature required to be disclosed in Section 2.12;

                        (j) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the Ordinary Course and which are not material in amount, which travel and expenses shall be reasonably documented by receipts for the claimed amounts;

                        (k) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the Ordinary Course;

                        (l) waive or release any material right or claim except in the Ordinary Course;

                        (m) except as contemplated by this Agreement, issue or sell any shares of its capital stock of any class or any other of its securities (other than the issuance of Target Common Stock upon the exercise of Target Options), or issue, grant, modify or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock or accelerate the vesting of any outstanding option or other security;

                        (n) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                        (o) except for the Merger, merge, consolidate or reorganize with, or acquire any entity;

                        (p) amend its Articles of Incorporation or Bylaws except as contemplated by this Agreement;

                        (q) agree to any material audit assessment by any Taxing Authority;

                        (r) license any of its technology or any Target Intellectual Property, except in the Ordinary Course;

                        (s) change or terminate any insurance coverage, except in the Ordinary Course;

                        (t) terminate the employment of any key employee disclosed in Item 2.10(i); or

                        (u) agree to do any of the things described in the preceding clauses 4.3(a) through 4.3(t).

                4.4 Certain Agreements. Target will cause all present employees and consultants of Target engaged in development activity who have not previously executed Target's forms of assignments of copyright and other intellectual property rights and nondisclosure agreements to Target to execute such forms.

                4.5 Regulatory Approvals. Target will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Acquirer may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Target will use its best efforts to obtain or assist Acquirer in obtaining all such authorizations, approvals and consents. Without limiting the generality of the foregoing, Target shall respond as promptly as practicable to any inquiries or requests for additional information or documentation received from the Commissioner regarding the California Fairness Hearing and (ii) any inquiries or requests received from any state attorney general or other governmental body in connection with antitrust or related matters. Target shall following the time it becomes aware of any of the following matters: (i) give Acquirer prompt notice of the commencement of any material legal proceeding by or before any court or other governmental body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep Acquirer informed as to the status of any such legal proceeding and (iii) except as may be prohibited by any governmental body or by any legal requirement, permit Acquirer to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document filed with or provided to any governmental body in connection with any such legal proceeding.

                4.6 Necessary Consents. Target will use its reasonable best efforts to obtain any written consents and waivers (including waivers of any applicable refusal or co-sale rights that may apply to the transactions hereby contemplated) and take such other actions as may be necessary or appropriate for Target, to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow Acquirer to carry on Target's business after the Closing Date.

                4.7 Litigation. Target will notify Acquirer in writing promptly after learning of any material action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against Target or threatened against it.

                4.8 No Other Negotiations.

                        4.8.1 Target and its directors and officers shall not, and Target shall direct and use its best efforts to cause the employees, representatives and agents of Target not to, directly or indirectly, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving Target that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as a "Target Takeover Proposal"). "Alternative Transaction" means any of (i) a transaction pursuant to which any Person (or group of Persons) other than Acquirer or its affiliates (a "Third Party") acquires or would acquire more than 50% of the outstanding shares of any class of equity securities of Target, whether from Target or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Target pursuant to which any Third Party acquires more than 50% of the outstanding equity securities of Target or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets of Target having a fair market value (as determined by Target Board in good faith) equal to more than 50% of the fair market value of all the assets of Target immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Target, other than the transactions contemplated by this Agreement.

                        4.8.2 Target shall immediately notify Acquirer after receipt of any Target Takeover Proposal, or any modification of or amendment to any Target Takeover Proposal, or any request for nonpublic information relating to Target in connection with a Target Takeover Proposal or for access to the properties, books or records of Target by any Person that informs Target Board that it is considering making, or has made, a Target Takeover Proposal. Such notice to Acquirer shall be made orally and in writing.

                        4.8.3 The Target Board will recommend that Target Shareholders approve the Merger. Neither Target Board nor any committee thereof shall (i) withdraw or modify, or indicate publicly its intention to withdraw or modify, in a manner adverse to Acquirer, the approval or recommendation by such Board of Directors or such committee of the Merger, (ii) approve or recommend, or indicate publicly its intention to approve or recommend, any Target Takeover Proposal or (iii) cause Target to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Target Acquisition Agreement") or any nondisclosure agreement related to any Target Takeover Proposal.

                        4.8.4 The Target shall advise the directors, officers and employees of Target and any investment banker, attorney or other advisor retained by Target in connection with the transactions contemplated by this Agreement of the restrictions set forth in this Section 4.8. It is understood that any violation of the restrictions set forth in this Section 4.8 by any director or officer of Target, or any such violation by any employee, representative or agent of Target where Target shall have failed to use its best efforts to prevent such violation, shall be deemed to be a breach of this
Section 4.8 by Target.

                        4.8.5 Upon the execution of this Agreement, Target and its directors, officers, employees, representatives and agents shall immediately cease any and all existing activities, discussions or negotiations with any other person or entity conducted previously with respect to any Target Takeover Proposal or Alternative Transaction.

                4.9 Access to Information. Until the Closing Date, Target will provide Acquirer and its agents with reasonable access to the files, books, records and offices of Target, including, without limitation, any and all information relating to Target Taxes, commitments, contracts, leases, licenses, real, personal and intangible property and financial condition. Target will cause its accountants to cooperate with Acquirer and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. Such access will be subject to terms of any existing nondisclosure agreement executed by Target and Acquirer.

                4.10 Satisfaction of Conditions Precedent. Target will use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8. Target will use its reasonable best efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

                4.11 Blue Sky Laws. Target shall use its reasonable best efforts to assist Acquirer to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions applicable in connection with the Merger.

                4.12 Notification of Employee Problems. Target will promptly notify Acquirer if any of Target's officers becomes aware that any of its key employees intends to leave its employ.

                4.13 Benefit Plans. As soon as practicable after the execution of this Agreement, Acquirer and Target shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for Target's employees following the Merger, which shall in any event be no less favorable in the aggregate than those offered to similarly situated employees of Acquirer. Target shall take such actions as are necessary to terminate such Employee Plans as are requested by Acquirer to be terminated, provided that Acquirer shall take such steps as are commercially and administratively reasonable to ensure that (i) those Target employees who are eligible to participate in each such Employee Plan shall be entitled to participate in comparable employee benefit plans maintained by Acquirer effective immediately following the Effective Date and (ii) such employees shall be credited with prior periods of employment with Target for purposes of participation in and vesting under Acquirer's employee benefit plans, including, without limitation, participation in and vesting under all employee pension benefit plans (as defined in Section 3(2) of ERISA), participation in and satisfaction of deductibles and co-pays under employee welfare benefit plans (as defined in Section 3(1) of ERISA), vacation and sick leave entitlement where service is a factor.


                4.14 Shareholder Approval. Target will either hold a special meeting of its shareholders or distribute to its shareholders a written consent (the "Shareholders Meeting") at the earliest practicable date following the California Fairness Hearing ("Latest Date")) to submit this Agreement, the Merger and related matters for the consideration and approval of Target Shareholders, which approval will be recommended by Target's Board of Directors. Such meeting will be called, held and conducted, and any proxies or consent will be solicited, in compliance with applicable law. Target shall ensure that the Shareholders' Meeting is called, noticed, convened, held and conducted and the Merger voted on prior to the Latest Date, and that all proxies and consents solicited in connection with the Shareholders' Meeting are solicited, in compliance with all applicable legal requirements. The Target's obligation to call, give notice of, convene and hold the Shareholders' Meeting and have its shareholders vote on the Merger prior to the Latest Date in accordance with this
Section 4.15 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Target of any Alternative Proposal. Nothing contained in this Section 4.15 shall limit Target's obligation to hold and convene the Shareholders' Meeting, it being understood that Target shall be required to hold and convene the Shareholders' Meeting in accordance with this
Section 4.15 unless the holding of such meeting would constitute a violation of any applicable court order or statute. Target shall use all reasonable efforts to ensure that the holding of the Shareholders' Meeting will not constitute a violation of any applicable court order or statute.

                4.15 Hearing Materials. Target will send to its shareholders in a timely manner, for the purpose of considering and voting upon the Merger at the Stockholders Meeting, the Hearing Materials. Target will promptly provide all information relating to its business or operations necessary for inclusion in the Hearing Materials to satisfy all requirements of applicable state and federal securities laws. Target shall be solely responsible for any statement, information or omission in the Hearing Materials relating to it or its affiliates based upon written information furnished by it.

                4.16 Preparation of Hearing Materials. As promptly as practicable after the date hereof (and in any event within 30 days of the date hereof), Acquirer and Target shall prepare and file with the Commissioner the Hearing Materials and any other documents required by the California Corporate Securities Law of 1968, as amended in connection with the Merger. Each of Acquirer and Target shall use its best efforts to have the Hearing Materials declared effective under the California Corporate Securities Law of 1968, as amended, and to have the Permit issued as promptly as practicable after such filing.

        5. ACQUIRER PRECLOSING COVENANTS

               During the period from the date of this Agreement until the Effective Time, Acquirer covenants to and agrees with Target as follows:

               5.1 Access to Information. Until the Closing Date, Acquirer will allow Target and its agents reasonable access to its management and officers and material information regarding Acquirer, including without limitation, material information relating to Acquirer's business and financial condition. Acquirer will cause its accountants to cooperate with Target's accountants in making available all financial information reasonably requested to evaluate Acquirer's financial statements.

               5.2 Satisfaction of Conditions Precedent. Acquirer will use all reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and Acquirer will use all reasonable best efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

               5.3 Regulatory Approvals. Acquirer will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Target may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Acquirer will use reasonable best efforts to obtain all such authorizations, approvals and consents. Without limiting the generality of the foregoing, Acquirer shall respond as promptly as practicable to (i) any inquiries or requests for additional information or documentation received from the California Commissioner regarding the California Fairness Hearing and (ii) any inquiries or requests received from any state attorney general or other governmental body in connection with antitrust or related matters. Acquirer shall (i) give Target prompt notice of the commencement of any material legal proceeding by or before any court or other governmental body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep Target informed as to the status of any such legal proceeding and (iii) except as may be prohibited by any governmental body or by any legal requirement, permit Target to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document filed with or provided to any governmental body in connection with any such legal proceeding.

               5.4 Cooperation in Obtaining Necessary Consents. Acquirer will cooperate with Target as reasonably requested by Target in order to assist Target to obtain such written consents as are contemplated by Section 4.6 hereof.

               5.5 Indemnification. From and after the Effective Time, Acquirer agrees to indemnify and hold harmless each director, officer and employee of Target, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time and brought against them related to actions taken in said capacities with Target, asserted or claimed at, prior to or after the Effective Time, to the fullest extent that Target would have been permitted under its Articles of Incorporation or Bylaws as in effect on the date hereof to indemnify such person (and in connection therewith Acquirer shall advance expenses as incurred to the fullest extent provided for under Acquirer's Certificate of Incorporation and By-Laws as from time to time in effect, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Target represents that to Target's knowledge, Target has not received any written claims that could be a basis for any indemnity claim under this Section 5.5, except as set out in Item 5.5.

               5.6 Advice of Changes. Acquirer will promptly advise Target in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Acquirer contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect (however, no advisory need be provided regarding any event or action contemplated or permitted under this Agreement) and (b) of the occurrence of any Material Adverse Change with respect to Acquirer.

               5.7 Preparation of Hearing Materials. As promptly as practicable after the date hereof, and in any event no later than 30 days after the date of this Agreement, Acquirer, with Target's assistance, shall prepare and file with the Commissioner the Hearing Materials and any other documents required by the California Corporate Securities Law of 1968, as amended in connection with the Merger. Acquirer, with Target's assistance, shall use its best efforts to have the Hearing Materials declared effective under the California Corporate Securities Law of 1968, as amended, as promptly as practicable after such filing.

               5.8 Listing of Stock. Acquirer shall use its reasonable best efforts to cause the shares of Acquirer Common Stock to be issued in connection with the Merger to be approved for listing on the Nasdaq National Market on or prior to the Closing Date, subject to official notice of issuance.

               5.9 Registration Statement on Form S-4. In the event that the Commissioner does not issue a permit with respect to the exchange of securities in the Merger as contemplated by Section 1.6 hereof, or if for any reason the shares of Acquirer Common Stock to be issued in the Merger are not freely tradable (subject only to the restrictions imposed by SEC Rule 145(d) on former affiliates of Target and the underwriter lock-up agreement and resale restriction agreement described in Section 8.12 hereof), Acquirer shall register the shares of Acquirer Common Stock to be issued in the Merger (along with certain other business combinations) pursuant to a Registration Statement on Form S-4 as promptly as practicable. In the event the Acquirer is required to register the shares of Acquirer Common Stock as set forth in this Section 5.9,
(a) it shall be a condition to each party's obligations hereunder that on or before the Closing, the SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, (b) notwithstanding
Section 9.1(b) herein, the Final Date (as defined in Section 9.1(b)) shall be extended to September 30, 2000 and (c) the closing conditions set forth in Sections 7.6 and 8.4 shall be deemed satisfied upon satisfaction of the new condition described in clause (a) above.


        6. CLOSING MATTERS

               6.1 The Closing. Subject to termination of this Agreement as provided in Section 9 below, the closing of the transactions provided for herein (the "Closing") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Time on the second business day following the date that all closing conditions are satisfied (except for closing conditions that are to be satisfied as of the Closing Date, but subject to the waiver or satisfaction of such conditions) ("Closing Date"), or, if all other conditions to closing have not been met or waived by such date, then the Closing will take place at such other place and time as Target and Acquirer may mutually select. Prior to or concurrently with the Closing, the Delaware Certificate of Merger and such officers' certificates or other documents as may be required to effectuate the Merger will be filed in the offices of the Delaware Secretary of State and the Georgia Articles of Merger and such officers' certificates or other documents as may be required to effectuate the Merger will be filed in the office of the Georgia Secretary of State. Accordingly, the Merger will become effective at the Effective Time.

               6.2 Exchange of Certificates.

                      6.2.1 As of the Effective Time, all shares of Target Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist, and all such shares will be converted as of the Effective Time into the right to receive from Acquirer the number of shares of Acquirer Common Stock as set forth in Section 1.1, subject to Sections
1.2 and 1.3 hereof.

                      6.2.2 At and after the Effective Time, each certificate representing outstanding shares of Target Stock will represent the number of shares of Acquirer Common Stock into which such shares of Target Stock have been converted, and such shares of Acquirer Common Stock will be deemed registered in the name of the holder of such certificate. At the Closing or as soon as practicable after the Effective Time, each holder of shares of Target Stock will surrender (a) the certificates for such shares (the "Target Certificates") to Acquirer for cancellation or (b) an affidavit of lost certificate (or non-issued certificate) with appropriate indemnification (the "Affidavit") in form reasonably satisfactory to Acquirer together with any indemnity bond required by Acquirer's transfer agent. Upon receipt of Target Certificates and/or the Affidavit (or any lost certificate bond, if necessary), Acquirer or its transfer agent will, promptly following the Effective Time issue (or, in the case of any shareholders of Target who deliver such items to Acquirer's counsel at least 5 days prior to Closing, Acquirer will use its reasonable best efforts to cause to be issued at Closing), to such surrendering holder certificate(s) for the number of shares of Acquirer Common Stock to which such holder is entitled pursuant to
Section 1.1, subject to Section 1.2 hereof, less such holder's pro rata portion of the Escrow Shares deposited into escrow pursuant to Section 1.3 hereof and any cash payable under Section 1.2.

                      6.2.3 All shares of Acquirer Common Stock delivered upon the surrender of Target Certificates in accordance with the terms hereof will be delivered to the registered holder or placed in escrow with the Escrow Agent, as applicable. After the Effective Time, there will be no further registration of transfers of the shares of Target Stock on the stock transfer books of Target. If, after the Effective Time, Target Certificates are presented for transfer or for any other reason, they will be canceled and exchanged and certificates therefor will be delivered or placed in escrow as provided in this Section 6.2.

                      6.2.4 Until Target Certificates representing Target Stock outstanding prior to the Merger are surrendered pursuant to Section 6.2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of (a) the number of shares of Acquirer Common Stock into which the shares of Target Stock will have been converted as set forth in Section 1.1, subject to the obligation to place a portion thereof in escrow as required hereby, and as set forth in Section 1.2 hereof.

               6.3 Assumption of Options. Promptly after the Effective Time, Acquirer will notify in writing each holder of a Target Option of: (i) the assumption of such Target Option by Acquirer, (ii) the conversion of such Target Options into Acquirer Options, (iii) the number of shares of Acquirer Common Stock that are then subject to such Acquirer Option and (iv) the exercise price of such Acquirer Option, all as determined pursuant to Section 1.1.2 hereof.

        7. CONDITIONS TO OBLIGATIONS OF TARGET

        Target's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Target):

               7.1 Accuracy of Representations and Warranties. The representations and warranties of Acquirer and Sub set forth in Section 3 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent a representation or warranty expressly relates to an earlier date (in which case as of such date), and except to the extent the failure of any such representation to be true and correct, in the aggregate, would not have a Material Adverse Effect on Acquirer.

               7.2 Covenants. Acquirer shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing Date, and Target shall have received a certificate to such effect executed on behalf of Acquirer by its Chief Executive Officer or Chief Financial Officer.

               7.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency in effect that would prohibit or render illegal the transactions contemplated by this Agreement.

               7.4 Tax Representations. Officers of Acquirer shall have executed and delivered the Officers' Certificate containing representations regarding Tax matters in substantially the form attached hereto as Exhibit 7.4.

               7.5 Offer Letters. Acquirer shall have executed copies of offer letters in favor of Allen Capsuto, Roy Youngman and Tracy Thrasher in substantially the form of Exhibit 7.5.

               7.6 California Fairness Hearing. The fairness hearing contemplated by Section 1.6 shall have taken place in compliance with Section 3(a)(10) of the Securities Act and the Commissioner shall have issued a permit in conjunction with the Merger such that the provisions of Section 3(a)(10) of the Securities Act shall be applicable to the issuance of shares of Acquirer Common Stock in the Merger and such shares of Acquirer Common Stock shall be freely tradable subject only to the restrictions imposed by SEC Rule 145(d) on former affiliates of Target and the underwriter lock-up agreement and resale restriction agreement described in Section 8.12 hereof.

               7.7 Registration Rights. Acquirer shall have granted to Target Shareholders piggyback registration rights (including on a requested registration, but with no right to initiate same), and Form S-3 registration rights, substantially identical to those now held by former holders of Acquirer Series A-D Preferred Stock as set forth in Acquirer's existing Second Amended Investors' Rights Agreement attached hereto as Exhibit 7.7; provided, however, that such rights shall be subordinate to the rights of former holders of Acquirer Series E Preferred Stock and a previously identified potential corporate partner as to both requested and piggyback registrations.

               7.8 Absence of Material Adverse Change. Since September 30, 1999, there shall not have been any Material Adverse Change with respect to Acquirer, provided that this Section 7.8 shall be a closing condition only if Target does not breach this Agreement.

               7.9 No Litigation. No litigation or proceeding shall be threatened or pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement or which have had or could reasonably be expected to have Material Adverse Effect on Acquirer.

               7.10 Tax Opinion. Target shall have received from counsel to Target an opinion that the Merger qualifies as a reorganization for purposes of
Section 368 of the Code.

        8. CONDITIONS TO OBLIGATIONS OF ACQUIRER

               The obligations of Acquirer hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer):

               8.1 Accuracy of Representations and Warranties. The representations and warranties of Target set forth in Section 2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent a representation or warranty expressly relates to an earlier date (in which case as of such date), and except to the extent the failure of any such representation to be true and correct, in the aggregate, would not have a Material Adverse Effect on Target.

               8.2 Covenants. Target shall have performed and complied in all material respects with all of its covenants contained in Section 4 on or before the Closing and Acquirer shall have received a certificate to such effect signed on behalf of Target by its Chief Executive Officer and its Chief Administrative Officer.

               8.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency in effect that would prohibit or render illegal the transactions provided for in this Agreement.

               8.4 California Fairness Hearing. The fairness hearing contemplated by Section 1.6 shall have taken place in compliance with Section 3(a)(10) of the Securities Act and the California Commissioner shall have issued a permit in conjunction with the Merger such that the provisions of Section 3(a)(10) of the Securities Act shall be applicable to the issuance of shares of Acquirer Common Stock in the Merger.

               8.5 Consents. Acquirer shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all contracts and leases of Target which if not continued would have a Material Adverse Effect on Target.

               8.6 Absence of Material Adverse Change. Since the Latest Balance Sheet Date, there shall not have been any Material Adverse Change with respect to Target.

               8.7 Requisite Approvals. The principal terms of this Agreement shall have been approved and adopted by Target Shareholders and the holders of the Target Preferred Stock, with such Class and/or Series votes as are required by applicable law and Target's Articles of Incorporation and Bylaws, and by Target's Board of Directors.


               8.8 No Litigation. No litigation or proceeding shall be threatened or pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement or which have had or could reasonably be expected to have Material Adverse Effect on Target.

               8.9 Escrow. Acquirer shall have received the Escrow Agreement, executed by the Representative of Target Shareholders and the Escrow Agent, which agreement provides for the escrow of the Escrow Shares on the terms and conditions of the Escrow Agreement.

               8.10 Tax Representations. Officers of Target shall have executed and delivered the Officers' Certificate containing representations regarding tax matters in substantially the form attached hereto as Exhibit 8.10.

               8.11 Dissenting Shares. The Dissenting Shares shall not constitute more than 5% of the total number of shares of Target Stock outstanding immediately prior to the Effective Time.


               8.12 Offer Letter; Underwriters Lock Up; Employee/Shareholder Resale Restrictions. Acquirer shall have received copies of offer letters in substantially the form of Exhibit 7.5 executed by Allen Capsuto, Roy Youngman and Tracy Thrasher. Acquirer shall also have received from all shareholders and optionholders of Target an executed copy of the Lock Up agreement imposed by Acquirer's Underwriters in connection with Acquirer's initial public offering, which is attached as Exhibit 8.12 and which imposes a 180-day lock up expiring on July 24, 2000. Acquirer shall also have received from each employee of Target who is also a shareholder of Target an agreement, in substantially the form of
Exhibit 8.12A, imposing on 75% of the shares of Acquirer stock received by such person in the Merger certain resale restrictions.


               8.13 Noncompete Agreements. Acquirer shall have received executed copies of Noncompete Agreements in the form of Exhibit 8.13 from each of Allen Capsuto, Roy Youngman and Tracy Thrasher.

               8.14 Shareholder Approval. The principal terms of this Agreement shall have been approved and adopted by Target Shareholders, as required by applicable law and Target's Articles of Incorporation and Bylaws.

               8.15 Waiver of Option Acceleration. Any rights to accelerate vesting of Target Options shall have been waived prior to the Effective Time.

               8.16 Amendment of Target Charter; Preferred Consent. Prior to Closing, each of the holders of Target Preferred Stock shall have agreed in writing that treatment of the Preferred Stock in the manner provided for in this Agreement constitutes satisfaction in full of all rights of such holders as against Target or Acquirer, and the Articles of Incorporation of Target shall have been amended to provide that the treatment of the Preferred Stock shall be as contemplated in Section 1.1 hereof.

               8.17 Termination of Rights. Except as otherwise provided in this Agreement, any registration rights or rights of refusal of any Target Shareholder, including the Shareholder Agreement and the Registration Rights Agreement, each dated November 11, 1999 and to which Target is a party, shall have been terminated or waived as of the Closing.


        9. TERMINATION OF AGREEMENT

               9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Target Shareholders:

                      (a) by the mutual written consent of Acquirer and Target;

                      (b) Subject to Section 5.9, notice by either party, if the Merger shall not have been consummated by July 15, 2000 (the "Final Date") other than as the result of a breach of this Agreement by the terminating party;

                      (c) by Target, if there has been a breach by Acquirer of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Acquirer which has or can reasonably be expected to have a Material Adverse Effect on Acquirer and which Acquirer fails to cure within a reasonable time, not to exceed thirty (30) days, after written notice thereof (except that no cure period will be provided for a breach by Acquirer which by its nature cannot be cured);

                      (d) by Acquirer, if there has been a breach by Target of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Target which has or can reasonably be expected to have a Material Adverse Effect on Target and which Target fails to cure within a reasonable time not to exceed thirty (30) days after written notice thereof (except that no cure period will be provided for a breach by Target which by its nature cannot be cured);

                      (e) by Acquirer, if the Required Vote is not obtained to approve the Merger at or by virtue of the Shareholders' Meeting or if the Shareholders' Meeting is for any reason not held within 30 days of the effective date of the permit issued following the California Fairness Hearing; or

                      (f) by either party, if a permanent injunction or other order by any federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable.

                      (g) by Acquirer if Target commits a material breach of any of its obligations in Section 4.8 or Section 4.14 hereof.

               Any termination of this Agreement under this Section 9.1 will be effective by the delivery of written notice of the terminating party to the other party hereto.

               9.2 Certain Continuing Obligations. Following any termination of this Agreement pursuant to this Section 9, the parties hereto will continue to perform their respective obligations under Section 11 but will not be required to continue to perform their other covenants under this Agreement. No termination of this Agreement shall relieve any party of any liability or damages resulting from any material breach by that party of this Agreement.

        10. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

               10.1 Survival of Representations.

                      10.1.1 Representations of Target. All representations, warranties and covenants of Target contained in this Agreement will remain operative and in full force and effect after the Closing regardless of any investigation made by or on behalf of the parties to this Agreement and shall expire on the first anniversary of the Closing. No claim for indemnification or breach of representations, warranties or covenants shall be made unless Acquirer gives written notice to the Representative (as defined below) in reasonable detail specifying the Claim (as hereinafter defined) on or prior to the first anniversary of the Closing Date.

                      Except for the obligations of Target under Section 11, the representations, warranties and covenants of Target contained in this Agreement will terminate as of the termination of this Agreement in accordance with its terms.

                      10.1.2 Representations of Acquirer. All representations and warranties of Acquirer contained in this Agreement will expire at Closing. All covenants will survive the Closing. Except for the obligations of Acquirer under Section 11, the representations, warranties and covenants of Acquirer contained in this Agreement will terminate as of termination of this Agreement in accordance with its terms.

               10.2 Agreement to Indemnify.

                      10.2.1 Indemnification by Target. Subject to the limitations set forth in this Section 10.2, from and after the Effective Time, Acquirer and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Acquirer within the meaning of the Securities Act (hereinafter in this Section 10.2 referred to individually as an "Acquirer Indemnified Person" and collectively as "Acquirer Indemnified Persons") shall be indemnified and held harmless from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (collectively, "Claims"):

                           (a) Arising out of any breach by Target of the
representations, warranties or covenants given or made by Target in this Agreement;

                           (b) any and all actions, suits, claims or legal,
administrative, arbitrative, governmental or other proceedings or investigations against any Acquirer Indemnified Person arising out of such breach.

                      10.2.2 Time and Value Limitations. The provisions of this
Section 10.2 shall apply notwithstanding anything to the contrary in the Escrow Agreement. With respect to any Claim, the indemnification provided for in this
Section 10.2 shall not apply unless the recipient of notice of any Claim gives written notice to the Representative with respect to such Claim on or prior to the first anniversary of the Agreement Date. The indemnification provided for in this Section 10.2 shall not apply unless the aggregate Claims for which one or more Acquirer Indemnified Persons seeks indemnification exceeds $250,000 (the "Basket"), after which recovery shall be from the first dollar without regard to the Basket. The amount of any loss for which indemnification is provided hereunder shall be net of any insurance proceeds received by Acquirer in reimbursement of any Claim. Escrow Shares shall be valued for the purposes of satisfying Claims at the average closing price of Acquirer Common Stock on the ten trading days ending on the Closing Date.

                      10.2.3 Exclusive Remedy. The sole and exclusive remedy of the Acquirer Indemnified Persons for misrepresentation or breach of or default in connection with any of the representations, warranties or covenants given by Target pursuant hereto or for any other indemnity claims under this Section 10.2 or relating to this Agreement shall be to exercise their rights to recover, under and pursuant to the Escrow Agreement, Escrow Shares and any other securities deposited in escrow pursuant to the Escrow Agreement and no Target Shareholder shall be personally liable with respect thereto, other than to the extent of such shareholder' proportionate interest in the Escrow Shares and any other securities deposited under the Escrow Agreement.

                      10.2.4 Survival of Claims. Notwithstanding anything to the contrary, if, prior to the expiration of a particular representation or warranty, an Acquirer Indemnified Person makes a claim for indemnification under either this Agreement or the Escrow Agreement with respect to a misrepresentation or breach of such representation or warranty, then such Indemnified Person's rights to indemnification under this Section 10.2 for such claim shall survive any expiration of such representation or warranty.



        11. MISCELLANEOUS

               11.1 Governing Law. Except to the extent that the corporate aspects of the Merger and the corporate approvals thereof are governed by the Delaware Law or Georgia Law, the internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

               11.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

               11.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

               11.4 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

               11.5 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto at any time before or after approval of Target Shareholders.

               11.6 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provision on any other occasion.

               11.7 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

                      (i)    If to Acquirer:


                             Neoforma.com, Inc.
                             3255-7 Scott Boulevard
                             Santa Clara, CA  95054
                             Attention: Frederick J. Ruegsegger, CFO
                             Phone: (408) 549-6456
                             Fax: (408) 549-6299
                             with a copy to:

                             Fenwick & West LLP
                             Two Palo Alto Square
                             Palo Alto, CA  94306
                             Attention:  David W. Healy, Esq.
                             Phone:  (650) 494-0600
                             Fax:  (650) 494-1417
                             dhealy@fenwick.com

                      (ii)   If to Target:

                             EquipMD, Inc.
                             1500 Piedmont Center, Suite 1500
                             Atlanta, GA 30305
                             Allen M. Capsuto, President and Chief Executive Officer and John A. Topping, Assistant Secretary
                             Phone: (404) 467-6500
                              Fax: (404) 467-6501


                             with a copy to:

                             Weil, Gotshal & Manges LLP
                             767 Fifth Avenue
                             New York, New York 10153
                             Attention:  Raymond O. Gietz, Esq.
                             Phone:  (212) 310-8000
                             Fax:  (212) 310-8007
                             raymond.gietz@weil.com

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 11.9.

               11.8 Construction of Agreement. The language hereof will not be construed for or against any party based solely on that party being the drafting party. A reference to an article, section or exhibit will mean an article or section in, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

               11.9 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

               11.10 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

               11.11 Public Announcement. Acquirer and Target will issue a press release approved by both parties announcing the Merger as soon as practicable following the execution of this Agreement. Acquirer may issue such press releases, and make such other disclosures regarding the Merger, as it determines to be required or appropriate after reasonable consultation, where possible, with Target. Target will not make any other public announcement or disclosure of the transactions contemplated by this Agreement.

               11.12 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement.

               11.13 Material Adverse Effect" and "Material Adverse Change" For purposes of this Agreement, the terms "Material Adverse Effect" and "Material Adverse Change" mean or refer to, with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the financial condition, properties, assets, liabilities, business, or operating results of such entity, and its subsidiaries if any, taken as a whole, except (i) that a change in the market price of a company's Common Stock shall not, in and of itself, be deemed a "Material Adverse Effect" or to have resulted in a "Material Adverse Change" with respect to such company and (ii) that a "Material Adverse Effect" or a "Material Adverse Change" with respect to a company shall not include any adverse change, circumstance or effect (a) resulting from or relating to general business, economic or industry conditions; (b) relating to or resulting directly from the announcement or implementation of the transactions contemplated by this Agreement; (c) relating to any other acquisition or investment made by Acquirer after the date of this Agreement; or (d) to any changes in Target's business after the date hereof attributable to the actions taken by Acquirer.

               11.14 "Person" shall mean any individual, Entity or Governmental Body. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

               11.15 Expenses. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby; provided that in the event of Closing Acquirer shall pay the investment banking, accounting and attorneys' fees and expenses incurred by Target as disclosed in Item 11.15.

               11.16 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, except as specifically otherwise provided to be for the benefit of officers, directors, employees or shareholders of Target in Sections 1.1 (as to holders of Target Stock), 1.7 (last sentence) as to shareholders, 4.13 (as to employees), 5.5 (as to officers, directors and 10% shareholders), and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

               11.17 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



ACQUIRER                                    TARGET

NEOFORMA.COM, INC.                          EQUIPMD, INC.


By:                                         By:
    -------------------------------            -------------------------------
    Robert J. Zollars,                         Allen M. Capsuto
    CEO & President                            President & CEO


SUB

AUGUSTACORP, INC.



By:
    -------------------------------
    Frederick J. Ruegsegger
    President and Secretary


                                SIGNATURE PAGE TO
                          AGREEMENT AND PLAN OF MERGER